===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15 (d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): February 20, 2003


                              THE AES CORPORATION
            (exact name of registrant as specified in its charter)


       DELAWARE                     333-15487                 54-1163725
(State of Incorporation)      (Commission File No.)         (IRS Employer
                                                         Identification No.)


                       1001 North 19th Street, Suite 2000
                           Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (703) 522-1315


                                 NOT APPLICABLE
         (Former Name or Former Address, if changed since last report)


===============================================================================

Item 5. Other Events

     The AES Corporation (NYSE: AES) announced that net income from recurring operations for 2002 was $421 million before certain charges. Diluted earnings per share from recurring operations were $0.78 for the year. Net income (loss) and diluted earnings (loss) per share for the year, after all charges, were $(3.509) billion and $(6.51) per share, respectively. For the year, revenues increased 13% to $8.6 billion.

     For the quarter ended December 31, 2002, net income and diluted earnings per share from recurring operations were $15 million and $0.03 per share, respectively. Net income (loss) and diluted earnings (loss) per share for the quarter, after all charges, were $(2.766) billion and $(5.08) per share, respectively. Parent Operating Cash Flow ("POCF") for 2002 was $1.095 billion.

THE AES CORPORATION


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------------------------
                                                                       Quarter           Quarter
                                                                        Ended             Ended
($ in millions, except per share amounts)                             12/31/02          12/31/01
--------------------------------------------------------------------------------------------------
REVENUES:
Sales and services                                                  $      2,214      $      1,926

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                                 2,000             1,287
Selling, general and administrative expenses                                  44                47
                                                                    ------------      ------------

Total operating costs and expenses                                         2,044             1,334
                                                                    ------------      ------------

OPERATING INCOME                                                             170               592

OTHER INCOME AND (EXPENSE):
Interest expense, net                                                       (439)             (368)
Other expense, net                                                           (48)               (1)
Equity in (loss) earnings of affiliates (before income tax)                 (239)               50
(Loss) gain on sale of assets and asset impairment expense                (1,928)               18
                                                                    ------------      ------------

(LOSS) INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                                                    (2,484)              291

Income tax (benefit) expense                                                  (8)               66
Minority interest (income) expense                                           (23)               38
                                                                    ------------      ------------

(LOSS) INCOME FROM CONTINUING
  OPERATIONS                                                              (2,453)              187

Loss from operations of discontinued components
  (net of income taxes of $136 and $6, respectively)                        (313)             (143)
                                                                    ------------      ------------


NET (LOSS) INCOME                                                   $     (2,766)     $         44
                                                                    ============      ============


DILUTED EARNINGS PER SHARE:
(Loss) income from continuing operations                            $      (4.50)     $       0.35
Discontinued operations                                                    (0.58)            (0.27)
                                                                    ------------      ------------
Total                                                               $      (5.08)     $       0.08
                                                                    ============      ============

Diluted weighted average
  shares outstanding (in millions)                                           545               541
                                                                             ===               ===

THE AES CORPORATION  ---  Supplemental Schedule


Reconciliation of GAAP net (loss) income before discontinued operations to net income excluding Brazil, Argentina and Venezuela foreign currency effects, effects of FAS No. 133 and nonrecurring items.

FOR THE QUARTERS ENDED DECEMBER 31, 2002 AND 2001
---------------------------------------------------------------------------------------------------------------------------

                                                                      ($ in millions, except per share amounts)

                                                          ----------------------------      ----------------------------
                                                            Quarter ended 12/31/2002          Quarter ended 12/31/2001
                                                          ----------------------------      ----------------------------
                                                                              Amount                            Amount
                                                             Amount         per share          Amount         per share
                                                          -----------      -----------      -----------      -----------
Net (loss) income before discontinued operations          $    (2,453)     $     (4.50)     $       187      $      0.35

South America foreign currency transaction
   losses (gains), net (1)                                         31             0.06              (48)           (0.09)

Mark to market losses from FAS No. 133 (2)                         48             0.09                7             0.01

Loss (gain) on sale of assets and asset
   impairment expense (3)                                       2,389             4.38              (16)           (0.03)
                                                          -----------      -----------      -----------      -----------


Net income from recurring operations                      $        15      $      0.03      $       130      $      0.24
                                                          ===========      ===========      ===========      ===========

Diluted weighted average shares
   outstanding (in millions)                                                       545                               536
                                                                                   ===                               ===

(1) South America foreign currency transaction losses, net, consist of the following in 2002: a gain of approximately $46 million after income tax, or $0.08 per share, from Brazil; a loss of approximately $5 million after income tax, or $0.01 per share, from Argentina; and a loss of approximately $72 million after income tax, or $0.13 per share, from Venezuela. For 2001, South America foreign currency transaction gains consist of a gain of approximately $48 million after income tax, or $0.09 per share, from Brazil.

(2) Mark to market losses from FAS No. 133 consist of the following in 2002: a loss of approximately $17 million after income tax, or $0.03 per share, from interest rate instruments, a loss of approximately $18 million after income tax, or $0.04 per share, from foreign exchange rate instruments, and a loss of $13 million after income tax, or $0.02 per share, from commodity contracts. For 2001, mark to market losses from FAS No. 133 consist of the following: a gain of approximately $3 million after income tax, or $0.01 per share, from interest rate instruments, a loss of approximately $8 million after income tax, or $0.02 per share, from foreign exchange rate instruments, and a loss of approximately $2 million after income tax from commodity contracts.

(3) Loss on sale of assets and asset impairment expense consists of the following in 2002: a loss of approximately $1.293 billion after income tax, or $2.37 per share, from goodwill and other asset impairment charges in Brazil; a loss of approximately $1.013 billion after income tax, or $1.86 per share, from asset impairment charges in the United Kingdom; a loss of approximately $63 million after income tax, or $0.11 per share, from asset impairment charges in the United States; and a loss of approximately $20 million after income tax, or $0.04 per share, from other asset impairment charges. For 2001, amount consists of a gain of $16 million after income tax, or $0.03 per share, related to a gain recognized on the sale of CANTV shares.

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------------------------
                                                                     Year Ended        Year Ended
($ in millions, except per share amounts)                             12/31/02          12/31/01
--------------------------------------------------------------------------------------------------
REVENUES:
Sales and services                                                  $      8,632      $      7,645

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                                 6,713             5,468
Selling, general and administrative expenses                                 112               120
                                                                    ------------      ------------

Total operating costs and expenses                                         6,825             5,588
                                                                    ------------      ------------

OPERATING INCOME                                                           1,807             2,057

OTHER INCOME AND (EXPENSE):
Interest expense, net                                                     (1,719)           (1,386)
Other (expense) income, net                                                 (324)               21
Equity in (loss) earnings of affiliates (before income tax)                 (203)              176
(Loss) gain on sale of assets and asset impairment expense                (2,212)               18
Nonrecurring severance and transaction costs                                 -                (131)
                                                                    ------------      ------------

(LOSS) INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                                                    (2,651)              755

Income tax (benefit) expense                                                 (27)              206
Minority interest (income) expense                                           (34)              103
                                                                    ------------      ------------

(LOSS) INCOME FROM CONTINUING
  OPERATIONS                                                              (2,590)              446

Loss from operations of discontinued components
  (net of income taxes of $90 and $10, respectively)                        (573)             (173)
                                                                    ------------      ------------

(LOSS) INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                                             (3,163)              273

Cumulative effect of accounting change
  (net of income taxes of $72)                                              (346)              -
                                                                    ------------      ------------

NET (LOSS) INCOME                                                   $     (3,509)     $        273
                                                                    ============      ============


DILUTED EARNINGS PER SHARE:
(Loss) income from continuing operations                            $      (4.81)     $       0.83
Discontinued operations                                                    (1.05)            (0.32)
Cumulative effect of accounting change                                     (0.65)              -
                                                                    ------------      ------------
Total                                                               $      (6.51)     $       0.51
                                                                    ============      ============

Diluted weighted average
  shares outstanding (in millions)                                           539               538
                                                                             ===               ===

THE AES CORPORATION  ---  Supplemental Schedule


Reconciliation of GAAP net (loss) income before discontinued operations and accounting change to net income excluding Brazil, Argentina and Venezuela foreign currency effects, effects of FAS No. 133 and nonrecurring items.

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------------------------------------------------

                                                                      ($ in millions, except per share amounts)

                                                           ----------------------------      ----------------------------
                                                               Year ended 12/31/2002             Year ended 12/31/2001
                                                           ----------------------------      ----------------------------
                                                                               Amount                            Amount
                                                              Amount         per share          Amount         per share
                                                           -----------      -----------      -----------      -----------
Net (loss) income before discontinued operations
   and accounting change                                   $    (2,590)     $     (4.81)     $       446      $      0.83

South America foreign currency transaction
   losses, net (1)                                                 353             0.66              128             0.24

Mark to market (gains) losses from FAS No. 133 (2)                 (42)           (0.08)              36             0.06

Loss (gain) on sale of assets and asset
   impairment expense (3)                                        2,601             4.83              (16)           (0.03)

Provision for regulatory decision in Brazil (4)                     99             0.18              -                -

Transaction and severance costs related to
   IPALCO transaction                                              -                -                 85             0.16
                                                           -----------      -----------      -----------      -----------


Net income from recurring operations                       $       421      $      0.78      $       679      $      1.26
                                                           ===========      ===========      ===========      ===========

Diluted weighted average shares
   outstanding (in millions)                                                        540                               544
                                                                                    ===                               ===

(1) South America foreign currency transaction losses, net, consist of the following in 2002: a loss of approximately $252 million after income tax, or $0.47 per share, from Brazil; a loss of approximately $139 million after income tax, or $0.26 per share, from Argentina; and a gain of approximately $38 million after income tax, or $0.07 per share, from Venezuela. For 2001, South America foreign currency transaction losses, net, consist of the following: a loss of approximately $140 million after income tax, or $0.26 per share, from Brazil, and a gain of approximately $12 million after income tax, or $0.02 per share, from Venezuela.

(2) Mark to market gains from FAS No. 133 consist of the following in 2002: a loss of approximately $46 million after income tax, or $0.09 per share, from interest rate instruments, a gain of approximately $20 million after income tax, or $0.04 per share, from foreign exchange rate instruments, and a gain of approximately $68 million after income tax, or $0.13 per share, from commodity contracts. For 2001, mark to market losses from FAS No. 133 consist of the following: a loss of approximately $63 million after income tax, or $0.11 per share, from interest rate instruments, a gain of approximately $21 million after income tax, or $0.04 per share, from foreign exchange rate instruments, and a gain of approximately $6 million after income tax, or $0.01 per share, from commodity contracts.

(3) Loss on sale of assets and asset impairment expense consists of the following in 2002: a loss of approximately $1.293 billion after income tax, or $2.40 per share, from goodwill and other asset impairment charges in Brazil; a loss of approximately $1.013 billion after income tax, or $1.88 per share, from asset impairment charges in the United Kingdom; a loss of approximately $171 million after income tax, or $0.32 per share, from asset impairment charges in the United States; a loss of $54 million after income tax, or $0.10 per share, resulting from impairment charges related to equity method investments in Latin American telecommunications companies; a loss of $50 million after income tax, or $0.09 per share, related to the loss recognized on the sale of CANTV shares; and a loss of approximately $20 million after income tax, or $0.04 per share, from other asset impairment charges. For 2001, amount consists of a gain of $16 million after income tax, or $0.03 per per share, related to a gain recognized on the sale of CANTV shares.

(4) The Company has recorded the retroactive regulatory decision by the Brazilian regulator depriving AES Sul of amounts the Company believes it was entitled to receive as a reduction in revenue. Pro forma revenues for the year ended December 31, 2002, are approximately $8.8 billion.

Business Segment Results

AES's business segments, which include Contract Generation, Large Utilities, Competitive Supply and Growth Distribution generated combined income before income taxes (EBT) of $1.169 billion for 2002 as compared to $1.574 billion for 2001. On a geographic basis, EBT for 2002 was generated 50% from North America, 14% from Europe and Africa, 13% from South America, 12% from Asia and 11% from the Caribbean. Businesses that were sold or that were classified as discontinued operations during 2002 are excluded from this discussion. This discussion is based on recurring operations and excludes nonrecurring items, South America foreign currency transaction gains and losses and FAS 133 mark to market gains and losses.

Contract Generation

           ($ in millions)             2002       2001       Variance
                                       ----       ----       --------
Segment revenues                     $2,478      $2,417      $   61
     % of total revenues                28%         32%        (4)%

Operating margin                     $1,050      $  854      $  196
     % of segment revenues              42%         35%          7%

EBT                                  $  635      $  532      $  103
     % of total EBT                     54%         34%         20%


Contract Generation consists of our power plants located around the world that have contractually limited their exposure to commodity price risks (primarily electricity prices) for a period of at least five years and for 75% or more of their expected output capacity.

For 2002, Contract Generation revenues were $2.478 billion and represented 28% of total revenues for the year, an increase of $61 million over 2001. The most significant contributions continued to be from North and South America, which in aggregate comprised 63% of Contract Generation revenue for the year as compared to 64% for 2001. Revenues were enhanced with the addition of recently completed commercial contract generation businesses totaling 1,736 mw (added subsequent to the fourth quarter of 2001), including Red Oak in New Jersey (832 mw natural gas) Meghnaghat in Bangladesh (450 mw natural gas) and Puerto Rico (454 mw coal). Revenues also improved at Beaver Valley in Pennsylvania, Tiszai in Hungary, Ebute in Nigeria, Haripur in Bangladesh and the Chigen plants in China. These improvements were offset by declines at Uruguaiana and Tiete in Brazil, the Gener plants in Chile, Mtkvari in the Republic of Georgia, Los Mina in the Dominican Republic and Merida in Mexico.

The operating margin (as a percentage of sales) for our Contract Generation segment showed significant improvement over 2001 at 42% for 2002 as compared to 35% for 2001. Stronger margins and margin percentages arose during the quarter at many contract generation plants and in all geographic regions, with the most significant improvements at the Gener plants in Chile, Uruguaiana in Brazil, Ironwood and Red Oak in the U.S., Kilroot in Northern Ireland, Ebute in Nigeria and the Chigen plants in China. These improvements were partially offset by declines at Tiete in Brazil, Shady Point in Oklahoma, Thames in Connecticut and Lal Pir/Pak Gen in Pakistan. Overall, Contract Generation operating margins increased $196 million to $1.050 billion for 2002.

As a result, Contract Generation delivered $635 million of EBT (or 54% of the total) for 2002, an increase of 19% over 2001 EBT of $532 million (34% of the total). All geographic regions showed increases in EBT within the contract generation segment except for South America and the Caribbean.


Competitive Supply

             ($ in millions)           2002        2001      Variance
                                       ----        ----      --------
Segment revenues                     $1,837      $1,973      $ (136)
     % of total revenues                21%         26%         (5)%

Operating margin                     $  394      $  484      $  (90)
     % of segment revenues              21%         25%         (4)%

EBT                                  $  129      $  182      $  (53)
     % of total EBT                     11%         12%         (1)%


Competitive Supply consists primarily of our power plants selling electricity directly to wholesale customers in competitive markets and as a result the profitability of such plants are generally more sensitive to fluctuations in the market price of electricity, natural gas and coal, in particular.

For 2002, revenues for this segment were $1.837 billion and represented 21% of total revenues for the year. The most significant contributions continued to be from the competitive markets of the UK and the U.S. that in aggregate comprised 73% of Competitive Supply revenue for the year. Competitive market prices declined year over year in Argentina due to the devaluation of the Peso in January 2002 and prices were also lower in California and the UK compared to 2001 and as a result total revenue for the competitive supply segment decreased 7% from 2001. Certain plants showed offsetting revenue improvements including Tiszapalkonya in Hungary, Ottana in Italy and Chivor in Colombia. Year on year increases associated with new businesses in 2002 included Parana in Argentina (845 mw gas) and Delano in California (50 mw gas).

The operating margin (as a percentage of sales) for our Competitive Supply segment was 21% in 2002, a decrease from 25% in 2001. Margins and margin percentages were lower in South America, North America and Europe and Africa due primarily to lower market prices. The most significant declines were at Drax in the UK, the New York plants, Placerita in California and Alicura in Argentina. These declines were offset in part by improvements at Deepwater in Texas, Delano in California, Panama and Altai in Kazakhstan. Overall, operating margin for Competitive Supply declined 19% to $394 million for 2002.

As a result of lower competitive prices, primarily in the US and the UK, Competitive Supply generated $129 million of EBT (or 11% of the total) for 2002, a decrease from 2001 EBT of $182 million.


Large Utilities

             ($ in millions)           2002         2001       Variance
                                       ----         ----       --------
Segment revenues                     $ 3,151      $ 1,642      $ 1,509
     % of total revenues                 36%          21%          15%

Operating margin                     $   781      $   615      $   166
     % of segment revenues               25%          37%         (12)%

EBT                                  $   418      $   774      $  (356)
     % of total EBT                      36%          49%         (13)%


The Large Utilities segment is comprised of our four large integrated utilities that serve nearly 11 million customers in North America, the Caribbean and South America. Businesses include IPALCO in Indiana, EDC in Venezuela along with CEMIG (an equity affiliate) and Eletropaulo in Brazil.

For 2002, revenues for this segment were $3.151 billion and represented 36% of total revenues for the year. The significant increase in revenues of 92% resulted from consolidating the results of Eletropaulo (serving Sao Paulo, Brazil) beginning in February 2002 when AES acquired control of that business with a 68% voting interest (increased from 49% prior to that date when Eletropaulo was treated as an equity affiliate). The additional revenues from Eletropaulo were offset in part by a 21% decrease in revenues at EDC due primarily to the devaluation of the Bolivar during 2002 and a slight decline in revenues at IPALCO.

The operating margin was $781 million for the year, an increase of 27% over 2001 due to the consolidation of Eletropaulo and an improvement in the operating margin at IPALCO. These increases were offset by a decline in the operating margin at EDC. As a percentage of sales the operating margin for large utilities was 25%, down from 37% for

2001 because of the reductions in margin at EDC resulting in part from the devaluation of the Bolivar as well as lower than average segment margins at Eletropaulo.

Large Utilities generated $418 million of EBT (or 36% of the total) for 2002, down from $774 million (or 49%) for 2001. The reduction in 2002 results primarily from reduced contributions (after associated interest costs) from Eletropaulo due to the slow recovery of electricity demand to pre-rationing levels in Brazil and from EDC due to the devaluation of the Bolivar and the deterioration in economic conditions in Venezuela.

Growth Distribution

             ($ in millions)           2002          2001       Variance
                                       ----          ----       --------
Segment revenues                     $ 1,326       $ 1,613      $  (287)
     % of total revenues                 15%           21%          (6)%

Operating margin                     $   150       $   221      $   (71)
     % of segment revenues               11%           14%          (3)%

EBT                                  $   (13)      $    86      $   (99)
     % of total EBT                      (1)%           5%          (6)%

Our Growth Distribution segment, serving over 5 million customers, consists of electricity distribution companies that are generally located in developing countries or regions where the demand for electricity is expected to grow at a rate higher than in more developed regions.

For 2002, revenues were $1.326 billion, an 18% decline from 2001, and represented 15% of total revenues for the year. The Caribbean represents the most significant contributor with 42% of growth distribution revenues, while South America represents 31% and Europe and Africa contributes the remaining 27%. The decrease in revenues is due primarily to significant reductions in Argentina because of the devaluation of the Argentine peso, as well as reductions at Sul in Brazil and at our distribution businesses in El Salvador. These reductions were offset in part by increases at Kievoblenergo and Rivnooblenergo in Ukraine as well as from Sonel in Cameroon.

The operating margin (as a percentage of sales) was $150 million or 11% of revenues as compared with $221 million or 14% of revenues for 2001. Margins improved at Sonel in Cameroon, Telasi in Georgia, Kievoblenergo and Rivnooblenergo in the Ukraine and Ede Este in the Dominican Republic.

As a result, Growth Distribution had an EBT loss of $(13) for 2002, a decline from EBT of $86 million in 2001.

THE AES CORPORATION  ---  Supplemental Data

                                        --------------------2001--------------------     --------------------2002------------------
                                        1st Qtr  2nd Qtr   3rd Qtr   4th Qtr    Year     1st Qtr  2nd Qtr  3rd Qtr   4th Qtr   Year
                                        -------  -------   -------   -------    ----     -------  -------  -------   -------   ----
GEOGRAPHIC - % of Total
  North America
  Revenues (5)                            26%       27%       32%       24%      27%        22%      22%      27%      24%      24%
  Income before Taxes (1, 5)              41%       31%       57%       34%      40%        35%      38%      71%      75%      50%

  Caribbean (2)
  Revenues (5)                            26%       25%       24%       21%      24%        18%      17%      17%      19%      18%
  Income before Taxes (1, 5)              17%       29%       14%       30%      22%        12%       9%       7%      20%      11%

  South America
  Revenues (5)                            21%       24%       21%       26%      23%        34%      38%      32%      30%      33%
  Income before Taxes (1, 5)              34%       36%       22%       24%      30%        27%      26%       6%     (31)%     13%

  Europe/Africa
  Revenues (5)                            20%       17%       21%       24%      20%        21%      18%      19%      22%      20%
  Income before Taxes (1, 5)               5%       (1)%       1%        6%       3%        16%      14%       6%      17%      14%

  Asia
  Revenues (5)                             7%        7%        2%        5%       6%         5%       5%       5%       5%       5%
  Income before Taxes (1, 5)               3%        5%        6%        6%       5%        10%      13%      10%      19%      12%


SEGMENTS - % of Total
  Contract Generation
  Revenues (5)                            31%       32%       32%       31%      32%        28%      27%      28%      30%      28%
  Operating Margin (3, 5)                 39%       36%       31%       49%      39%        39%      43%      41%      57%      44%
  Income before Taxes (1, 5)              34%       21%       20%       64%      34%        46%      44%      54%      94%      54%

  Competitive Supply
  Revenues (5)                            28%       24%       28%       24%      26%        21%      19%      21%      23%      21%
  Operating Margin (3, 5)                 28%       19%       27%       16%      22%        15%      16%      17%      19%      17%
  Income before Taxes (1, 5)              17%        4%       23%        1%      12%         9%      14%      12%      10%      11%

  Large Utilities
  Revenues (5)                            21%       23%       23%       19%      21%        34%      39%      37%      33%      36%
  Operating Margin (3, 5)                 28%       36%       32%       20%      29%        34%      33%      34%      30%      33%
  Income before Taxes (1, 5)              49%       72%       57%       12%      49%        34%      37%      34%      36%      36%

  Growth Distribution Businesses
  Revenues (5)                            20%       21%       17%       26%      21%        17%      15%      14%      14%      15%
  Operating Margin (3, 5)                  5%        9%       10%       15%      10%        12%       8%       8%      (6)%      6%
  Income before Taxes (1, 5)               -         3%        -        23%       5%        11%       5%       -      (40)%     (1)%


FINANCIAL HIGHLIGHTS - $ in millions, except Total Assets in billions
  Revenues (5)                        $2,035    $1,856    $1,828    $1,926   $7,645     $2,228   $2,240   $2,110   $2,214   $8,792
  Gross Margin Percentage (5)             30%       25%       26%       33%      28%        31%      27%      28%      23%      27%
  Income before Taxes (1, 5)            $475      $417      $356      $326   $1,574       $387     $343     $256     $183   $1,169
  Net Income Excluding
    Extraordinary and Other Items (4)   $222      $178      $149      $130     $679       $181     $139      $86      $15     $421
  Total Assets (billions)                $36       $36       $36       $37      $37        $40      $39      $37      $34      $34
  Deprec./Amort.                        $180      $185      $197      $194     $756       $199     $201     $196     $201     $797

(1) Income before taxes excludes the Corporate and Business Development segment. The following items are included in the Corporate and Business Development segment: corporate interest, other corporate costs, business development expenses, Brazilian affiliates foreign currency effects, Argentine affiliates foreign currency effects, Venezuelan affiliates foreign currency effects, effects of FAS No. 133, nonrecurring items, discontinued operations and cumulative effect of accounting change.

(2) Includes Venezuela and Colombia.

(3) Operating Margin is revenues reduced by cost of sales, depreciation and amortization and other operating expenses.

(4) Net income excludes Brazilian affiliates foreign currency effects, Argentine affiliates foreign currency effects, Venezuelan affiliates foreign currency effects, effects of FAS No. 133, nonrecurring items, discontinued operations and cumulative effect of accounting change.

(5) The effect of the provision related to the Brazilian regulatory decision recorded by AES Sul and the effect of impairment charges recorded by Drax and Eletropaulo are excluded from these calculations.

                              THE AES CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

($ in millions)                                                                            December 31, 2002   December 31, 2001
                                                                                           -----------------   -----------------
Assets:
   Current assets:
   Cash and cash equivalents, including restricted cash of $181 and $357, respectively      $           961     $         1,159
   Short term investments                                                                               211                 215
   Accounts receivable, net of reserves of $424 and $239, respectively                                1,239               1,127
   Inventory                                                                                            384                 468
   Receivable from affiliates                                                                            25                  10
   Deferred income taxes - current                                                                      130                 244
   Prepaid expenses and other assets                                                                    926                 597
   Current assets of held for sale and discontinued businesses                                          473                 872
                                                                                            ---------------     ---------------
     Total current assets                                                                             4,349               4,692

   Property, Plant and Equipment:
   Land                                                                                                 703                 542
   Electric generation and distribution assets                                                       19,125              16,326
   Accumulated depreciation                                                                          (4,204)             (3,015)
   Construction in progress                                                                           3,222               4,259
                                                                                            ---------------     ---------------
     Property, plant and equipment, net                                                              18,846              18,112

   Other assets:
   Deferred financing costs, net                                                                        433                 368
   Project development costs                                                                             15                  66
   Investment in and advances to affiliates                                                             194               3,031
   Debt service reserves and other deposits                                                             515                 433
   Goodwill, net                                                                                      1,388               2,367
   Deferred income taxes - noncurrent                                                                   968                 -
   Long-term assets of held for sale and discontinued businesses                                      5,322               6,936
   Other assets                                                                                       1,746                 807
                                                                                            ---------------     ---------------
     Total other assets                                                                              10,581              14,008
                                                                                            ---------------     ---------------

      Total Assets                                                                          $        33,776     $        36,812
                                                                                            ===============     ===============

Liabilities & Stockholders' Equity
   Current liabilities:
   Accounts payable                                                                         $         1,139     $           727
   Accrued interest                                                                                     369                 266
   Accrued and other liabilities                                                                      1,165                 674
   Current liabilities of held for sale and discontinued businesses                                     497                 812
   Recourse debt-current portion                                                                         26                 488
   Non-recourse debt-current portion                                                                  3,315               1,961
                                                                                            ---------------     ---------------
     Total current liabilities                                                                        6,511               4,928

   Long-term liabilities
   Recourse debt                                                                                      5,778               4,913
   Non-recourse debt                                                                                 10,928              11,515
   Deferred income taxes                                                                                981                 627
   Long-term liabilities of held for sale and discontinued businesses                                 4,785               4,827
   Other long-term liabilities                                                                        3,338               1,955
                                                                                            ---------------     ---------------
     Total long-term liabilities                                                                     25,810              23,837

   Minority interest, including discontinued operations of $41 and $124, respectively                   818               1,530
   Company obligated convertible mandatorily redeemable
     preferred securities of subsidiary trusts holding
     solely junior subordinated debentures of AES                                                       978                 978

   Stockholders' equity:
   Common stock                                                                                           6                   5
   Additional paid-in capital                                                                         5,311               5,225
   Retained earnings                                                                                   (699)              2,809
   Accumulated other comprehensive loss                                                              (4,959)             (2,500)
                                                                                            ---------------     ---------------
     Total stockholders' equity                                                                        (341)              5,539
                                                                                            ---------------     ---------------

      Total Liabilities and Stockholders' Equity                                            $        33,776     $        36,812
                                                                                            ===============     ===============

                              THE AES CORPORATION
                 CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA
                           DECEMBER 31, 2002 AND 2001

                                                            December 31,          December 31,
    Capitalization:                                             2002                  2001
                                                         ------------------    ------------------
    Recourse debt                                         $           5.80      $           5.40
    Non-recourse debt                                                14.24                 13.48
                                                         ------------------    ------------------
    Total debt                                                       20.04                 18.88

    Preferred Securities                                              0.98                  0.98

    Minority Interest                                                 0.82                  1.53

    Stockholders' equity                                             (0.34)                 5.54
                                                         ------------------    ------------------
    Total capitalization                                  $          21.50      $          26.93
                                                         ==================    ==================

Selected Balance Sheet Data by Geographic Region:
                                                           Property, Plant            Total              Non-recourse
    December 31, 2002                                        & Equipment              Assets                 Debt
                                                         ------------------------------------------------------------
    North America                                                      33%                   22%                  30%
    Caribbean                                                          27%                   20%                  20%
    South America                                                      23%                   24%                  35%
    Europe/Africa                                                       8%                   18%                   6%
    Asia                                                                9%                    8%                   9%
    Discontinued operations                                            -                      7%                  -
    Corporate                                                          -                      1%                  -

    December 31, 2001
    North America                                                      34%                   20%                  33%
    Caribbean                                                          27%                   18%                  23%
    South America                                                      25%                   27%                  33%
    Europe/Africa                                                       8%                   18%                   5%
    Asia                                                                6%                    6%                   6%
    Discontinued operations                                            -                     10%                  -
    Corporate                                                          -                      1%                  -

Selected Balance Sheet Data by Line of Business:
                                                           Property, Plant            Total              Non-recourse
    December 31, 2002                                        & Equipment              Assets                 Debt
                                                         ------------------------------------------------------------
    Contract Generation                                                45%                   37%                  48%
    Competitive Supply                                                 17%                   22%                  11%
    Large Utilities                                                    30%                   24%                  32%
    Growth Distribution Businesses                                      8%                    9%                   9%
    Discontinued operations                                            -                      7%                  -
    Corporate                                                          -                      1%                  -

    December 31, 2001
    Contract Generation                                                44%                   33%                  46%
    Competitive Supply                                                 21%                   24%                  13%
    Large Utilities                                                    23%                   20%                  31%
    Growth Distribution Businesses                                     12%                   12%                  10%
    Discontinued operations                                            -                     10%                  -
    Corporate                                                          -                      1%                  -

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          THE AES CORPORATION


Date: February 20, 2003                   By: /s/ Brian Miller
                                              ------------------------------
                                              Name:  Brian Miller
                                              Title: Deputy General Counsel
                                                       and Secretary